EXHIBIT 99.1

Press Release	For Immediate Release

ABINGTON BANCORP, INC. ANNOUNCES RESULTS OF
SPECIAL MEETING OF SHAREHOLDERS AND
STOCK PURCHASES TO FUND PLAN
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Jenkintown, PA (January 30, 2008) — Abington Bancorp, Inc. (NASDAQ Global Select Market: ABBC) (the "Company"), the holding company for Abington Bank, today announced it had received approval of the two proposals presented to shareholders at the special meeting held today at the Huntingdon Valley Country Club.

At the special meeting, shareholders approved the adoption of the 2007 Stock Option Plan and the 2007 Recognition and Retention Plan.

"I am pleased by the support of our shareholders in voting in favor of our proposals," said Robert W. White, Chairman, President and Chief Executive Officer of Abington Bancorp, Inc.  "We are gratified by this showing of shareholder support for our stock benefit plans."

In order to fund the 2007 Recognition and Retention Plan adopted today, the related trust will purchase 520,916 shares of Abington Bancorp’s common stock in the open market.  Purchases will be made from time to time at the discretion of management.

Abington Bancorp, Inc. is the holding company for Abington Bank.  Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867.  Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as eleven additional full service branch offices and six limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.  Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Contact:
  Robert W. White,
  Chairman, President and CEO
    or
  Jack Sandoski,
  Senior Vice President and CFO
  (215) 886-8280

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